EXHIBIT 99.1
Touchstone Resources USA, Inc. Announces Closing Of $22,000,000 Private Offering of
7.5% Senior Convertible Notes
HOUSTON—(BUSINESS WIRE)—April 6, 2006—Touchstone Resources USA, Inc. (OTCBB:TSNU — News; “Touchstone” or the “Company”) is pleased to announce that on April 4, 2006 it closed a private placement of $22,000,000 aggregate principal amount of its 7.5% senior convertible notes due April 4, 2009, or the notes, resulting in net proceeds to the Company of $20,269,000.00. The notes are convertible into shares of the Company’s common stock at a conversion price of $1.06 per share. First Albany Capital served as placement agent.
Under the purchase agreement for the notes, the investors also received Series A warrants to purchase up to a total of 12,971,700 shares of common stock of the Company at an exercise price of $1.06 and Series B warrants to purchase up to a total of 8,301,888 shares of common stock of the Company at an exercise price of $1.38 per share. The Series A and Series B warrants, or the warrants, are valid for 5 years from the date of issue and contain anti-dilution features. The Series B warrants are exercisable only if the Company conducts a mandatory conversion of the notes. In connection with the purchase agreement, the Company also entered into a registration rights agreement, which calls for the Company to register the shares issuable upon conversion of the notes and exercise of the warrants for resale on behalf of investors.
The Company intends to use the net proceeds from this private placement to fund its drilling and leasehold acquisitions in the Fayetteville and Caney Shales and for other corporate purposes, including the retirement of two of the Company’s existing convertible notes.
Roger Abel, Chairman and Chief Executive Officer of Touchstone said, “We are pleased to have investors who believe in the Touchstone vision and see the value we are trying to create through our current exploration activities. Placements such as this one are an important part of our capital strategy as we continue to grow as a company.”
ABOUT TOUCHSTONE RESOURCES
Headquartered in Houston, Texas, Touchstone Resources USA, Inc. is an oil and gas exploration and production company. Primarily a resource player, its key assets consist of shale acreage in Woodruff County, Arkansas and McIntosh County, Oklahoma, and it also owns a variety of producing and non-producing oil and gas assets in Texas, Louisiana, Mississippi, and New Zealand. Since August 2005, Touchstone has made significant changes in its management, Board of Directors and the nature of oil and gas assets it acquires to better equip itself for future company growth.
The notes, warrants and the common stock issuable upon conversion of the notes or exercise of the warrants have not been registered under the Securities Act of 1933, or any state securities laws, and were sold in a private transaction. These securities may not be reoffered or resold in the United States unless the re-offer or resale is registered or unless exemptions from the registration requirements of the Securities Act of 1933 and applicable state laws are available.

This press release does not constitute an offer to sell or the solicitation of an offer to purchase securities in any jurisdiction in which such offer or sale would be unlawful before registration or qualification under the securities laws of such jurisdiction.
FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements, including, in particular, statements about Touchstone’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.
Contact:
Touchstone Resources USA, Inc.
Jerry Walrath, 713-784-1113
jwalrath@touchstonetexas.com
www.touchstonetexas.com
Source: Touchstone Resources USA, Inc.